                                                                    Exhibit 99.1

NEWS                                                                 (AIG Logo)
Contact: Charlene  Hamrah (Investment Community)
         (212) 770-7074
         Joe Norton (News Media)
         (212) 770-3144



                    AIG FILES 2005 ANNUAL REPORT ON FORM 10-K

                              AND 2004 FORM 10-K/A

NEW YORK, NY, March 16, 2006 - American International Group, Inc. (AIG) announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission.

        Net income for the full year 2005 was $10.48 billion or $3.99 per diluted share, compared to $9.84 billion or $3.73 per diluted share in the full year 2004. Fourth quarter 2005 net income was $444 million or $0.17 per diluted share, compared to $1.61 billion or $0.62 per diluted share in the fourth quarter of 2004. At December 31, 2005, consolidated assets were $853.37 billion and shareholders' equity was $86.32 billion.

        Full year and fourth quarter 2005 results include a $1.15 billion after-tax charge resulting from the previously announced settlements with the United States Department of Justice, the Securities and Exchange Commission, the Office of the New York Attorney General and the New York State Department of Insurance in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, as well as claims relating to the underpayment of certain workers compensation premium taxes and other assessments.

        In addition, full year and fourth quarter 2005 results include a $1.19 billion after-tax charge related to an increase of approximately $1.82 billion to AIG's net reserve for losses and loss expenses. The reserve increase followed the completion of an independent, comprehensive review of the loss reserves of AIG's principal property-casualty insurance operations conducted by Milliman, Inc. and AIG's own actuarial analysis.

        Full year 2005 results include after-tax net catastrophe related losses of $2.11 billion. Fourth quarter 2005 results include approximately $390 million after-tax net losses arising from Hurricane Wilma, including net reinstatement premium costs, as well as approximately $150 million after-tax net losses relating to adverse development from third quarter 2005 catastrophe events, primarily Hurricane Katrina. Full year and fourth quarter 2004 results include after-tax net catastrophe related losses of $729 million and $217 million, respectively.

          Additionally, AIG today filed its 2004 Annual Report on Form 10-K/A restating its consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, along with affected Selected Consolidated Financial Data for 2001 and 2000 and quarterly financial information for 2004 and 2003. As previously announced, the restatement addresses the correction of certain errors, the preponderance of which were identified during the ongoing remediation of previously disclosed material weaknesses in internal control. The restatement also includes adjustments in addition to those previously announced, principally relating to remediation efforts with respect to reconciliation of certain balance sheet accounts in the Domestic Brokerage Group.


                                  TWELVE MONTHS
                      (in millions, except per share data)


                                                                                          PER DILUTED SHARE(a)
                                                                                    -----------------------------
                                              2005         2004                     2005       2004
                                                        (Restated)      Change              (Restated)     Change
-----------------------------------------------------------------------------------------------------------------
Net income                                  $10,477      $ 9,839         6.5%      $3.99      $3.73         7.0%

Realized capital gains (losses),
   including pricing gains
  (losses),  net of tax                         201           85          --        0.07       0.03          --
FAS 133 gains (losses),
  excluding realized capital
  gains (losses), net of tax (b)              1,530          315          --        0.59       0.12          --
Cumulative effect of an
  accounting change, net of tax (c)              --         (144)         --          --      (0.06)         --
Adjusted net income (d)                       8,746        9,583        (8.7)%      3.33       3.64        (8.5)%
Effect of settlement charge,
   net of tax (e)                             1,147           53          --        0.44       0.02          --
Effect of General Insurance
  reserve charge, net of tax (f)              1,186          553          --        0.45       0.21          --
Effect of catastrophe related
  losses, net of tax                        $ 2,109      $   729          --       $0.80      $0.27          --
Average shares outstanding                                                         2,627      2,637

                                 FOURTH QUARTER
                      (in millions, except per share data)


                                                                                          PER DILUTED SHARE(a)
                                                                                    -----------------------------
                                         2005         2004                      2005         2004
                                                   (Restated)      Change                  (Restated)      Change
-----------------------------------------------------------------------------------------------------------------
Net income                             $   444       $ 1,612        (72.5)%      $ 0.17      $ 0.62        (72.6)%
Realized capital gains
  (losses), including pricing gains
  (losses), net of tax                     182           123           --          0.07        0.05            --
FAS 133 gains (losses),
  excluding realized capital
  gains (losses), net of tax (b)          (114)         (240)          --         (0.04)      (0.09)           --
Adjusted net income (d)                    376         1,729        (78.3)%        0.14        0.66         (78.8)%
Effect of settlement charge,
   net of tax (e)                        1,147            53           --          0.44        0.02            --
Effect of General Insurance
  reserve charge, net of tax (f)         1,186           553           --          0.45        0.21            --
Effect of catastrophe related
  losses, net of tax                   $   540       $   217           --        $ 0.20      $ 0.08            --
Average shares outstanding                                                        2,626       2,632

(a) Assumes conversion of contingently convertible bonds due to the adoption of EITF Issue No. 04-8 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" of $3 million and $11 million, net of tax, for both the fourth quarter and twelve months 2005 and 2004, respectively.

(b) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(c) Represents the cumulative effect of an accounting change, net of tax, related to SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

(d) Excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of tax.

(e) Full year and fourth quarter 2004 includes the after-tax charge related to a settlement with the SEC, DOJ and the U.S. Attorney for the Southern District of Indiana with respect to issues arising from certain transactions with Brightpoint, Inc., the PNC Financial Services Group, Inc. and related matters.

(f) Full year and fourth quarter 2004 includes an after-tax charge related to an increase of $850 million to net loss reserves reflecting a change in estimates for asbestos and environmental exposures.

        Commenting on full year and fourth quarter 2005 results, AIG President and CEO Martin J. Sullivan said, "In what was a most challenging year for the company, AIG demonstrated its true resilience by generating net income of $10.48 billion for the full year and $444 million for the fourth quarter, after taking charges to settle legal and regulatory issues, increasing general insurance loss reserves and sustaining record catastrophe losses, all while initiating significant change throughout the organization. These results are a testament to AIG's diversified portfolio of market-leading businesses and the commitment of our 97,000 employees who, throughout this challenging year, remained focused on executing the strategies we have in place.

         "AIG is financially strong, and our major business units remain focused on our strategic objectives. Our tradition of entrepreneurship and innovation will enable AIG to continue to perform successfully, enter new markets, develop new products and meet our clients' needs. There is every reason for us to be optimistic about our future. AIG today is a better company for all that we have been through.

        "The settlement with Federal and New York authorities reached in February was an important step forward in resolving the legal and regulatory issues facing AIG and will allow us to focus intently on our business going forward."

      General Insurance reported a fourth quarter 2005 operating loss before realized capital gains of $1.16 billion and a combined ratio of 121.39. These results include catastrophe losses ($775 million), the general insurance loss reserve charge ($1.824 billion) and adjustments to Domestic Brokerage Group balance sheet accounts ($291 million). The effect of these three items on the fourth quarter combined ratio was 28.10 points. General insurance cash flow remains strong at $2.65 billion and $12.03 billion for the fourth quarter and full year 2005, respectively.

        Domestic Brokerage Group net premiums written in the fourth quarter of 2005 reflect generally improving renewal retention rates, higher property rates and increased submission activity in the aftermath of the hurricanes and a modest decline in rates in some of the casualty classes. Personal Lines premium growth was driven by strong performance by Agency Auto and the Private Client Group, which offset a sharp decline in the assigned risk market. United Guaranty experienced increased new business production, improved persistency and growth in its international operations in the fourth quarter of 2005. Foreign General experienced solid premium growth in most regions, particularly in its personal accident, energy and personal lines portfolios, but was affected by softening commercial market conditions in the United Kingdom.

        Life Insurance & Retirement Services fourth quarter 2005 operating income before realized capital gains (losses) and including pricing net investment gains increased 19.8 percent to $2.33 billion.

        In Foreign Life & Retirement Services, strong growth in accident and health and group products was offset somewhat by slower life insurance sales as sales shifted from traditional life insurance to investment oriented products. Foreign fixed annuity sales slowed due to the interest rate environment and the depreciating yen, while variable annuity results were aided by a stronger Japanese equity market and increased production in the UK/Ireland region.

        In the Domestic Life Insurance & Retirement Services segment, life insurance continued to demonstrate solid growth, with periodic retail sales increasing 17.1 percent and 14.8 percent for the quarter and the year, respectively. The individual fixed annuity business continues to be adversely affected by the interest rate environment; however, individual variable annuity deposits have been aided by the well-received new guaranteed minimum withdrawal benefit feature introduced late in the fourth quarter.

         Fourth quarter 2005 Financial Services operating income before the effect of FAS 133 was $553 million, a decline of 14.9 percent compared to fourth quarter 2004. International Lease Finance Corporation continued to see improvements in lease rates and an increase in demand for its modern fuel efficient aircraft, offset by higher interest rates and other leasing related reserves. Results from Capital Markets operations were adversely affected by the reduction in volume of its investor based structured notes business due to AIG's inability to fully access the capital markets. These trends continued into the first quarter of 2006. Consumer Finance receivable growth continued to be strong in the United States, Argentina and Poland. However, operating income growth moderated as rising U.S. interest rates increased funding costs and slowed real estate refinancing opportunities. In Taiwan, the credit card business increased its loan loss provision.

        Asset Management results in the fourth quarter 2005, before the effect of FIN46R and FAS 133, totaled $477 million compared to $480 million in fourth quarter 2004. This included growth in institutional assets under management and the associated fee revenue, as well as gains on real estate investments and private equity partnership fees, offset by the run-off of the existing Guaranteed Investment Contract portfolio and the delay in initiating AIG's matched investment program.



                                      # # #

        ADDITIONAL SUPPLEMENTARY FINANCIAL DATA IS AVAILABLE IN THE INVESTOR INFORMATION SECTION OF WWW.AIGCORPORATE.COM.

        A conference call for the investment community will be held tomorrow, Friday, March 17, 2006 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, March 31, 2006.

                                      # # #


        It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG's Annual Report on Form 10-K for the period ended December 31, 2005 and AIG's past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

                                      # # #

        American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

COMMENT ON REGULATION G

        This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2005 Supplementary Financial Data available in the Investor Information section of AIG's corporate website, www.aigcorporate.com.

        Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2004, the effect of FIN46R, the effect of FAS 133 and the effect of the catastrophe related losses, settlement charges and the general insurance reserve charge.

        Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of business performance for such period.

        AIG believes that a major part of the discipline of a successful general insurance company is to produce an underwriting profit, and it evaluates the performance of and manages its operations on that basis. Providing only a GAAP presentation of net income and operating income makes it much more difficult for users of AIG's financial information to evaluate AIG's success or failure in its basic business, that of insurance underwriting, and may, in AIG's opinion, lead to a less meaningful presentation of AIG's operations. The equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason, and consistently request that AIG provide the non-GAAP information.

        Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                             FINANCIAL HIGHLIGHTS*
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                         THREE MONTHS ENDED DECEMBER 31,          TWELVE MONTHS ENDED DECEMBER 31,
                                                             2005      2004 (a)                   2005       2004 (a)
                                                                      (RESTATED)   CHANGE                   (RESTATED)    CHANGE
----------------------------------------------------------------------------------------------------------------------------------
GENERAL INSURANCE OPERATIONS:
     Net Premiums Written                                   $10,126     $10,078      0.5%        $ 41,872     $ 40,623      3.1%
     Net Premiums Earned                                     10,303      10,165      1.4           40,809       38,537      5.9
     Underwriting Loss                                       (2,130)     (1,129)      --           (2,050)        (247)      --
     Net Investment Income                                      969         753     28.7%           4,031        3,196     26.1
     Income before Realized Capital Gains (Losses)           (1,161)       (376)      --            1,981        2,949    (32.8)
     Realized Capital Gains (Losses)                             86          46       --              334          228        -
     OPERATING INCOME (LOSS)                                $(1,075)    $  (330)      --         $  2,315     $  3,177    (27.1)%
----------------------------------------------------------------------------------------------------------------------------------
       Loss Ratio                                             94.43       86.52                     81.09        78.78
       Expense Ratio                                          26.96       23.54                     23.60        21.52
       Combined Ratio                                        121.39      110.06                    104.69       100.30
          Excluding Catastrophe Related Losses               113.86      106.93                     97.63        97.56
          Excluding Catastrophe Related Losses and
                 Reserve Charge                               96.16       98.57                     93.19        95.35
----------------------------------------------------------------------------------------------------------------------------------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS :
     GAAP Premiums                                          $ 7,447     $ 7,025      6.0%        $ 29,400     $ 28,088      4.7%
     Net Investment Income                                    4,983       4,062     22.7           18,134       15,269     18.8
     Pricing Net Investment Gains (b)                            75          49     53.1              344          225     52.9
     Income before Realized Capital Gains (Losses)            2,332       1,946     19.8            9,406        8,105     16.1
     Realized Capital Gains (Losses) (b)                       (169)        290       --             (562)        (182)      --
     OPERATING INCOME                                         2,163       2,236     (3.3)           8,844        7,923     11.6

FINANCIAL SERVICES OPERATIONS:
     Operating Income excluding FAS 133                         553         650    (14.9)           2,296        2,329     (1.4)
     FAS 133 (c )                                               240        (740)      --            1,980         (149)      --
     OPERATING INCOME (LOSS)                                    793         (90)      --            4,276        2,180     96.1

ASSET MANAGEMENT OPERATIONS:
     Operating Income excluding FIN46R and FAS 133              477         480     (0.6)           1,843        1,617     14.0
     FIN46R (d)                                                  72          48       --              261          195       --
     FAS 133 (c )                                                22          72       --              149          313       --
     OPERATING INCOME                                           571         600     (4.8)           2,253        2,125      6.0

Other Realized Capital Gains (Losses)                           260        (266)      --              225         (227)      --
Other Income (Deductions)-- net                              (2,396)        148       --           (2,700)        (333)      --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE                316       2,298    (86.2)          15,213       14,845      2.5
Income Taxes (Benefits)                                        (279)        548       --            4,258        4,407       --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
       EFFECT OF AN ACCOUNTING CHANGE                           595       1,750    (66.0)          10,955       10,438      5.0
Minority Interest, after-tax:
       Income before Realized Capital Gains (Losses)           (152)       (130)      --            (465)        (440)      --
       Realized Capital Gains (Losses)                            1          (8)      --             (13)         (15)      --
INCOME BEFORE CUMULATIVE EFFECT OF AN
       ACCOUNTING CHANGE                                        444       1,612    (72.5)          10,477        9,983      4.9
Cumulative Effect of an Accounting Change,
       net of tax (e)                                            --          --       --               --         (144)      --
NET INCOME                                                  $   444     $ 1,612    (72.5)%       $ 10,477     $  9,839      6.5%

FINANCIAL HIGHLIGHTS

                                                         THREE MONTHS ENDED DECEMBER 31,          TWELVE MONTHS ENDED DECEMBER 31,
                                                             2005      2004 (a)                   2005       2004 (a)
                                                                      (RESTATED)   CHANGE                   (RESTATED)    CHANGE
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $444       $1,612    (72.5)%         $10,477      $ 9,839      6.5%
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX                     182          123       --               201           85       --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                     (114)        (240)      --             1,530          315       --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (e)                                           --           --       --                --         (144)      --
ADJUSTED NET INCOME (f)                                        376        1,729    (78.3)            8,746        9,583     (8.7)

EFFECT OF SETTLEMENT CHARGE, NET OF TAX                      1,147           53       --             1,147           53       --
EFFECT OF GENERAL INSURANCE RESERVE CHARGE,
     NET OF TAX                                              1,186          553       --             1,186          553       --
EFFECT OF CATASTROPHE RELATED LOSSES,
      NET OF TAX                                               540          217       --             2,109          729       --

PER SHARE - DILUTED (g):
NET INCOME                                                    0.17         0.62    (72.6)             3.99         3.73      7.0
REALIZED CAPITAL GAINS (LOSSES), INCLUDING
        PRICING GAINS (LOSSES), NET OF TAX                    0.07         0.05       --              0.07         0.03        --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                    (0.04)       (0.09)      --              0.59         0.12       --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (e)                                           --           --       --                --        (0.06)      --
ADJUSTED NET INCOME (f)                                       0.14         0.66    (78.8)%            3.33         3.64     (8.5)%

EFFECT OF SETTLEMENT CHARGE, NET OF TAX                       0.44         0.02       --              0.44         0.02       --
EFFECT OF GENERAL INSURANCE RESERVE CHARGE,
     NET OF TAX                                               0.45         0.21       --              0.45         0.21       --
EFFECT OF CATASTROPHE RELATED LOSSES,
      NET OF TAX                                            $ 0.20       $ 0.08       --             $0.80        $0.27       --

AVERAGE DILUTED COMMON
        SHARES OUTSTANDING (g)                               2,626        2,632                      2,627        2,637

*    Including reconciliation in accordance with Regulation G.

(a) Certain accounts have been reclassified in 2004 to conform to the 2005 presentation.

(b) For purposes of this presentation, pricing net investment gains are segregated out of total realized capital gains (losses). They represent certain amounts of realized capital gains where gains are an inherent element in pricing certain life products in some foreign countries.

(c) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133 "Accounting for Derivative Instruments and Hedging Activities", including the related foreign exchange gains and losses.

(d) Includes the results of certain AIG managed private equity and real estate funds that are consolidated effective December 31, 2003 pursuant to FIN46R, "Consolidation of Variable Interest Entities".

(e) Represents the cumulative effect of an accounting change, net of tax, related to SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

(f) Adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133 "Accounting for Derivative Instruments and Hedging Activities", net of tax.

(g) Assumes conversion of contingently convertible bonds due to the adoption of EITF Issue No. 04-8 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" of $3 million and $11 million, net of tax, for both the fourth quarter and twelve months 2005 and 2004, respectively.